Exhibit 99.1

September 16, 2002

Sally O. Thiel, Director
Investor Relations
C-COR
(814) 231-4402, email: sthiel@c-cor.net

Jo Ann Lehtihet
Media Relations
C-COR
(814) 231-4438, email: jlehtihet@c-cor.net

             C-COR COMPLETES PURCHASE OF PHILIPS BROADBAND NETWORKS
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State College, PA (September 16, 2002) - C-COR.net Corp. (Nasdaq: CCBL), a
global provider of broadband technology and services, announced today that it had completed its purchase of Philips Broadband Networks (BN), under the terms and conditions previously announced on July 8, 2002. With the completion of this purchase, Philips BN becomes a part of C-COR's Broadband Communications Products
(BCP) division, headquartered in Meriden, Connecticut. C-COR expects that the integration of Philips BN into the BCP division will be substantially completed by the end of calendar year 2002.

Philips BN has been among the top worldwide providers of broadband products and services, with a strong customer base in Europe and the Asia Pacific region. Philips BN is supported by sales and service organizations in numerous countries, and includes a design and production facility in Manlius, New York. Philips BN designs, manufactures, and distributes a wide range of underlying technologies for the broadband sector, including transmission

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C-COR COMPLETES PURCHASE OF PHILIPS BROADBAND NETWORKS-ADD 1
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products (transmitters and receivers, optical nodes, network amplifiers, line extenders, and taps/passive devices), network optimizing technologies (DWDM and
WDM), and element management.

The effective date of the acquisition for accounting purposes is August 26, 2002, the end of Philips' fiscal month. Accordingly, C-COR will include the financial results of the acquired business for a five-week period for the quarter ending September 27, 2002.

Taking into account the acquisition and current business conditions, C-COR anticipates that net sales for the quarter ending September 27, 2002, will be approximately $45 million and that earnings per share will reflect a loss of between ($.17) and ($.22) on a GAAP basis. Earnings per share on a pro forma basis are expected to be a loss of between ($.15) and ($.20).

About C-COR

C-COR (www.c-cor.net) is a leading provider of premium quality, globally-oriented fiber optic, digital video transport, and RF telecommunication products; OSS (Operations Support System) management solutions; and high-end technical field services-all enabling cost-effective delivery of voice, video, and high-speed data over advanced HFC (Hybrid Fiber Coax) broadband networks. Headquartered in the U.S., with facilities worldwide, C-COR's mission is to provide our customers with second-to-none network integrity throughout the full network life cycle. Exemplifying this pursuit is C-COR's award-winning lumaCOR(TM) High Density Platform, recently voted the industry's "Best New Headend Product" for 2002 by readers of Communications Technology magazine. C-COR's common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index.

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company's judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of uncertainties, many of which the Company is not aware. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, changes in regard to a significant customer, the Company's ability to integrate acquisitions, the demand for network integrity, the trend toward more fiber in the network, the Company's ability to develop new and enhanced products, the Company's ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company's products and services, and the Company's ability to achieve its strategic objectives. For additional information concerning these and other important factors that may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.

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